MANAGEMENT CONSULTING AGREEMENT

This Management Consulting Agreement (this “Agreement”) is entered into as of July 1, 2014 with an effective date of July 1, 2014 (the “Effective Date”), by and between Bone Biologics, Inc., a California corporation (the “Company”), and The Gilson Group LLC (“Consultant”).

1. Scope of Services.

1.1 Services. Consultant agrees to provide the services of Catherine Doll (“Doll”) to serve as the Company’s Interim Chief Financial Officer (“CFO”) reporting directly to the President and Chief Technology Officer. To the extent determined by mutual agreement of the Company, Consultant, and Doll, Doll will provide services to the Company as listed on Exhibit A attached hereto (the “Services”). Such services, as outlined in Exhibit A, are subject to change as mutually agreed to between the Parties. The manner and means by which Doll chooses to provide the Services under this Agreement are in Doll’s sole discretion and control, subject to direction from Consultant. Doll agrees to exercise the highest degree of professionalism in providing the Services under this Agreement. Consultant agrees to use its best efforts to perform the Services such that the results are satisfactory to the Company. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without the Company’s prior written consent.

2. Fees; Expenses. In consideration for the Services to be provided hereunder, the Company shall provide to Consultant the fees set forth under Exhibit B attached hereto. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to the Services provided under this Agreement.

3. Directors & Officers Insurance Coverage. Company shall provide proof of Directors & Officers insurance coverage from a responsible company. Company shall name Consultant and Doll as additional insureds on said policy to the extent they provide Services to Company and provide Consultant with an insurance certificate indicating the same. Independent Contractor Relationship. Consultant, and any of Consultant’s employees, including Doll’s, relationship with the Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. As part of the Services, Doll may be engaged to act on behalf of the Company in negotiations with investors, vendors, and other interested parties. In the event that Doll participates in these negotiations, the representations made and the positions advanced will be those of the Company and, not Consultant. Consultant shall not be authorized to incur on behalf of the Company any potential liability in excess of $5,000 without the prior consent of the President and Chief Technology Officer, which consent shall be evidenced in writing. Because Consultant and any of Consultant’s employees, including Doll, are independent contractors, the Company will not withhold or make payments for social security; make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on Consultant’s behalf. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant, its agents or employees under this Agreement. Consultant further agrees to make all necessary withholdings or payments for social security, make unemployment insurance and/or disability insurance contributions, and provide worker’s compensation insurance for Doll during the term of the Agreement.

4. Confidential Information.

4.1 Confidential Information. Consultant agrees during the term of this Agreement and thereafter that it will (and will cause all of its agents, principals and employees to) take all steps reasonably necessary to hold the Company’s Confidential Information (as defined below) in trust and confidence, and not use the Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, and not disclose any such Confidential Information to any third party without first obtaining the Company’s express written consent on a case-by-case basis. “Confidential Information” means any information disclosed by the Company to Consultant, or created by or on behalf of Consultant during the course of providing the Services hereunder, and includes, without limitation, any: (a) trade secrets, inventions, antibodies and other biological materials, cell lines, samples of assay components, mask works, ideas, processes, procedures, formulations, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (b) information regarding plans for research, developmental or experimental work, new products, clinical data, test data, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of the employees and other services providers of the Company. Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Confidential Information if (1) it has been previously published or is otherwise readily available to the public other than by a breach of any obligation of confidentiality or (2) it has been rightfully received by Consultant from a third party without any obligation of confidentiality.

4.2 Third Party Information. Consultant understands that the Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Company personnel) or to use, except in connection with performing the Services, Third Party Information unless expressly authorized in writing by an officer of the Company.

4.3 No Conflict of Interest. Consultant agrees and represents that it is not aware of any conflicts of interests or additional relationships that would preclude Doll from performing the Services. Consultant and Doll will provide written notice to the Company if any conflicts of interest arise. The Company will determine in its sole discretion if a conflict of interest arises.

4.4 Confidential Information of Others. Consultant represents and warrants that, as of the Effective Date, Consultant’s act of entering into this Agreement, acquiring any equity or other interest in the Company (if any), and providing the Services to the Company do not violate any outstanding agreement or obligation, of Consultant’s. Consultant further agrees that it will not perform any Services for the Company which would conflict with any agreement or obligation of Consultant or which would cause or result in any other person or entity having any ownership interest in any intellectual property of the Company, and will promptly notify the Company in writing in the event that any proposed Services may conflict with any such agreement or obligation, or result in such person or entity having any ownership interest. If the Company determines, in its sole discretion, that any of the foregoing has occurred or is likely to occur, the Company may terminate this Agreement immediately upon written notice.

5. Work Product and Intellectual Property Rights.

5.1 Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any trade secrets, ideas, inventions (whether patentable or unpatentable), antibodies and other biological materials, cell lines, samples of assay components, mask works, processes, procedures, formulations, formulas, software source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, trademarks, manufacturing techniques, or other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to the Company, or any person designated by the Company, all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any work performed for the Company (“Company Work Product”).

5.2 Assignment of Company Work Product. Consultant irrevocably assigns to the Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). If Consultant has any rights to the Company Work Product that cannot be assigned to the Company, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against the Company with respect to such rights, and agrees, at the Company’s request and expense, to consent to and join in any action to enforce such rights. If Consultant has any right to the Company Work Product that cannot be assigned to the Company or waived by Consultant, Consultant unconditionally and irrevocably grants to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

5.3 Enforcement of Proprietary Rights. Consultant will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product in any and all countries. To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Consultant will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. Consultant’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but the Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at the Company’s request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified above, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant.

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6. Consultant Representations and Warranties. Consultant hereby represents and warrants that (a) no portion of the Services nor any element thereof will infringe the Proprietary Rights of any third party; (b) Consultant will, and will cause its employees and agents (including but not limited to Doll) to comply with all applicable laws and regulations in connection with the performance of the Services and its other obligations hereunder; and (c) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party or breach of any third party obligation.

7. Term and Termination

7.1 Term. This Agreement shall be effective as of the Effective Date and shall continue in effect until 90 days after the Effective Date of agreement unless terminated earlier as provided herein. Thereafter, this Agreement shall automatically renew for successive one (1) month periods unless either party provides written notice to the other party at least 10 days in advance of the renewal term of its decision not to renew the term. This Agreement is intended to be temporary in nature, and will cease once the Company retains a permanent Chief Financial Officer.

(a) This Agreement is intended by the Parties to be assigned to Bone Biologics, Corp. when AFH Acquisition X, Inc. and its wholly-owned subsidiary, Bone Biologics Acquisition Corp., a Delaware corporation (“Merger Sub”), enter into an Agreement and Plan of Merger, by and among (i) AFX Acquisition X, Inc, (ii) the Company, and (iii) Merger Sub. This Agreement is intended to continue to be binding, in full, on all Parties after this assignment of rights and responsibilities by the Company to Bone Biologics, Corp.

7.2 Termination. Either Party may terminate this Agreement in the event of the other party’s material breach of this Agreement, if such breach is not cured within ten (10) days’ of written notice thereof from the non-breaching party. The Company may terminate this Agreement (a) immediately without notice in the event of Consultant’s breach of (or as provided in) Sections 4 through 6 hereof; or (b) for its convenience if the Company finds a replacement Chief Financial Officer, upon at least ten (10) days’ prior written notice to Consultant. Consultant may terminate this Agreement for its convenience upon at least thirty (30) days’ prior written notice to the Company.

7.3 Return of Company Property; Noninterference. Upon termination of the Agreement or earlier as requested by the Company, Consultant will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Work Product, Third Party Information or Confidential Information of the Company. Consultant further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company personnel at any time with or without notice. During the term, and for a period of two (2) years immediately following the termination, of this Agreement, Consultant agrees not to solicit or induce any employee or other service provider of the Company to terminate or breach an employment, contractual or other relationship with the Company.

7.4 Survival. Sections 2 and 4 through 8 shall survive any termination or expiration of this Agreement.

8. General Provisions.

8.1 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

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8.2 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of California, without reference to its conflicts of laws principles. Each party hereby expressly consents to the personal jurisdiction of the state and federal courts located in Los Angeles County, California, with respect to any dispute arising out of or relating to this Agreement or the subject matter hereof.

8.3 No Assignment. This Agreement may not be assigned by Consultant without the Company’s consent, and any such attempted assignment shall be void and of no effect. The Company may assign this Agreement to any affiliate, successor or acquiror, whether by operation of law or otherwise.

8.4 Notices. All notices, requests and other communications under this Agreement must be in writing, and must be sent by registered or certified mail, postage prepaid and return receipt requested, overnight delivery, or facsimile.

8.5 Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, and the Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

8.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

8.7 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between the Company and Consultant. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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In Witness Whereof, the parties have caused this Agreement to be executed by their duly authorized representative.

Company:

Bone Biologics, Inc.

By:	/s/ William Jay Treat
Name:	William Jay Treat
Title:	President and Chief Technology Officer
Address:	175 May Street, Suite 400
Edison, NJ 08837

Consultant:

The Gilson Group LLC

By:	/s/ Catherine Doll
Name:	Catherine Doll
Title:	Chief Executive Officer
Address:	The Gilson Group, LLC.
2967 Michelson Drive, Suite G102
Irvine, CA 92612

[Signature Page to Consulting Agreement]

Exhibit A

DESCRIPTION OF SERVICES

The Services shall include the following (without limitation): those services customarily associated with a company’s most senior financial officer and those services otherwise assigned to Consultant by the President and Chief Technology Officer. Doll will continue to be an employee of Consultant, and will divide her efforts between Consultant and the Company consistent with industry best practices and her personal experience, consistent with direction from her employer, Consultant. In no event will Doll devote more than 50% of her time to the Company.

It is understood that Consultant and Doll are not being requested to perform an audit, review or compilation. Consultant and Doll are reasonably entitled to rely on the accuracy and validity of the data disclosed or supplied to them by representatives and employees of the Company, and with respect to Doll, such reliance shall be consistent with her duties and obligations as an executive officer of the Company.

Exhibit B

FEES

Assuming Consultant’s material compliance with the terms of this Agreement, compensation for Consultant’s services to the Company shall be as described in this section.

Cash Fees:

Consultant shall be paid a retainer of $10,000 for the first 66 hours of services provided by Doll. Any services provided in excess of 66 hours will be paid at a rate of $150/hour. Consultant agrees to provide itemized invoices consistent with industry best practices within 30 days of services being provided by Doll. Cash fees shall be paid within 30 days of receipt of invoice from Consultant.

Common Stock

Consultant shall receive 1 warrant for Company Common Stock for each dollar that is paid by Company for services provided by Doll. The first issuance of such warrants will be made at the completion of the initial 90 day term of the Agreement. Any additional warranties to be provided for dollars paid for services rendered after the initial 90 day term of the Agreement will be paid at the end of each 30 day period thereafter.

Reimbursement for Reasonable Expenses

Consultant shall be reimbursed for reasonable expenses incurred by Doll in connection with the performance of Consultant’s Services. Such reasonable expenses will be billed by Consultant, and include but are not limited to travel expenses for in-person meetings. Reasonable expenses shall be paid within 30 days of receipt of invoice from Consultant.